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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported):   September 5, 1995



                            CABLE TV FUND 11-D, LTD.
             (Exact name of registrant as specified in its charter)



         Colorado                   0-13171                 84-0917842
         --------                   -------                 ----------
(State of Organization)      (Commission File No.)        (IRS Employer
                                                        Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
---------------------------------------------              --------------
(Address of principal executive office and Zip Code         (Registrant's
                                                             telephone no.
                                                        including area code)





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Item 5.  Other Events

         On September 5, 1995, Cable TV Joint Fund 11, a joint venture (the "Venture") among Cable TV Fund 11-A, Ltd., Cable TV Fund 11-B, Ltd., Cable TV Fund 11-C, Ltd. and Cable TV Fund 11-D, Ltd., Colorado limited partnerships (the "Partnerships"), entered into an asset purchase agreement pursuant to which it agreed to sell the cable television system serving the City of Manitowoc, Wisconsin (the "Manitowoc System") to Jones Intercable, Inc. ("Intercable") for a sales price of $15,735,667. This sales price is the average of three separate independent appraisals of the fair market value of the Manitowoc System and was the highest bid received in a public bidding process. Intercable is the general partner of the Partnerships. Cable TV Fund 11-D, Ltd. (the "Partnership") owns a 47 percent interest in the Venture.

         The closing of the sale of the Manitowoc System is subject to a number of conditions including the approval of the holders of a majority of the limited partnership interests in each of the Partnerships. Closing of this sale is expected to occur during the first quarter of 1996. The Venture intends to distribute approximately $5,457,800 of the sale proceeds to the Partnership, which the Partnership will in turn distribute to its limited partners, giving the Partnership's limited partners an approximate return of $218 per $1,000 invested in the Partnership.


Item 7.  Financial Statements and Exhibits

         a. Asset Purchase Agreement dated September 5, 1995 between Cable TV Joint Fund 11 and Jones Intercable, Inc. relating to the Manitowoc System.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CABLE TV FUND 11-D, LTD.

                                         By:      JONES INTERCABLE, INC.,
                                                  its general partner


Dated: September 11, 1995                         By: /s/ Robert S. Zinn
                                                      ------------------
                                                      Robert S. Zinn
                                                      Acting Vice President





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                                 EXHIBIT INDEX



 2.1                  Asset Purchase Agreement dated September 5, 1995 between Cable TV Joint Fund
                      11 and Jones Intercable, Inc. relating to the Manitowoc System.